Exhibit 99.1
PRESS RELEASE
Evergreen Solar Announces 2008 Fourth Quarter and Annual Results
Devens Facility Remains on Schedule
Marlboro, Massachusetts, February 5, 2009 – Evergreen Solar, Inc. (NasdaqGM: ESLR), a manufacturer of String Ribbon™ solar power products with its proprietary, low-cost silicon wafer technology, today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.
“Our Devens capacity expansion remains on plan and we expect to reach full capacity of 40 MW per quarter by the end of 2009,” said Richard M. Feldt, Chairman, CEO and President. “With the closure of our pilot manufacturing facility in Marlboro at the end of 2008, our process and technical employees are completely focused on Devens and will help us achieve our manufacturing cost target of approximately $2 per watt as we ramp capacity and streamline factory operations during the year.”
“In January, we received the certificate of occupancy for our string factory in Midland, Michigan and installed and tested our first 4 reactors. When completed by the end of 2009, this facility will produce enough string to meet the needs of our Devens facility. This strategic investment will satisfy our requirements for string at a substantially lower cost as we grow,” continued Mr. Feldt.
“We continue to make substantial progress at Devens and we have almost 80 MW under sales contracts for shipment in 2009. We also believe that the long-term market prospects for the solar industry are very promising, especially given the significant commitment to renewable energy by the Obama administration. However, like all companies in the industry, we expect that demand for solar products in the first half of 2009 may be materially impacted by both the typical seasonal weakness and the difficult worldwide economic and credit environment,” Mr. Feldt concluded.
Fourth Quarter 2008 Financial Results
Revenues for the fourth quarter of 2008 were $44.2 million, including $3.1 million of fees from our Sovello (formerly EverQ) joint venture, compared to $22.1 million for the third quarter of 2008, including $4.3 million of fees and $22.2 million for the fourth quarter of 2007, including $5.3 million of fees.
Gross margin for the fourth quarter of 2008 was 4.6%, compared to 5.7% for the third quarter of 2008 and 28.1% for the fourth quarter of 2007. The decrease from last year was due to lower average selling prices and higher costs associated with manufacturing inefficiencies experienced during the start up of the Devens facility.
Net loss for the fourth quarter of 2008 was $52.1, or $0.32 per share, and includes charges of $23.1 million for the closure of the Marlboro pilot facility, $8.0 million for the write-off of certain research and development equipment and $9.7 million of facility start up costs for Devens and Midland.
Net loss for the third quarter of 2008 was $23.8 million, or $0.18 per share, and included $9.0 million of facility start up costs and $2.7 million of accelerated depreciation on equipment relating to the ramp down of the Marlboro pilot facility.
Net income for the fourth quarter of 2007 was $788,000, or $0.01 per share.
2008 Full Year Financial Results
Revenues for 2008 were $112.0 million, compared to $69.9 million for 2007. The increase was due to added volume from the Devens manufacturing facility, which began during the third quarter of 2008.
Gross margin for 2008 was 16.9% compared to 24.4% for 2007. The decrease was due to higher costs associated with manufacturing inefficiencies experienced during the start up of the Devens facility.
Net loss for 2008 was $84.9 million, or $0.65 per share, which includes Devens and Michigan facility start up costs of $30.6 million, equipment write-offs of $8.0 million and restructuring costs of $30.4 million, compared to $16.6 million, or $0.19 per share for 2007.
Conference Call Information
Management will conduct a conference call at 5:00 p.m. (ET) today to review the Company’s fourth quarter and year end financial results and highlights. The call will be webcast live over the Internet and can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com prior to the event.
The call also can be accessed by dialing (888) 204-6674 or (913) 312-0665 (International) prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on February 5th through 8:00 p.m. (ET) on February 12th. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 8359425. The webcast also will be archived on the Company’s website.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets String Ribbon™ solar power products using its proprietary, low-cost silicon wafer technology. The Company’s patented wafer manufacturing technology uses significantly less polysilicon than conventional processes. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® and String Ribbon™ are trademarks of Evergreen Solar, Inc.
Safe Harbor Statement
This press release contains forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations or beliefs. Such forward-looking statements include, but are not limited to, those related to expectations regarding future manufacturing costs, future capacity of our Devens and Midland facilities, prospects for the solar industry and our ability to manufacture and sell our products. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements, including risks associated with the company’s ability to successfully manufacture and sell its products; uncertainties related to government regulations, subsidies and incentives; risks from various economic factors such as credit market conditions, fluctuations in currency exchange rates and other risks and uncertainties identified in the company’s filings with the Securities and Exchange Commission. Evergreen Solar disclaims any obligation to update or revise such statements to reflect any change in company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
CONTACT:
Evergreen Solar, Inc.
Michael El-Hillow
Chief Financial Officer
investors@evergreensolar.com
Phone: 508-251-3311

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarter Ended		Year-to-Date Period Ended
	December 31,		December 31,
	2007	2008	2007	2008
Product revenues	$16,917	$41,065	$58,334	$95,245
Royalty and fee revenues	5,269	3,124	11,532	16,714

Total revenues	22,186	44,189	69,866	111,959
Cost of revenues	15,957	42,159	52,838	93,073

Gross profit	6,229	2,030	17,028	18,886

Operating expenses:
Research and development	4,845	5,668	20,594	22,039
Selling, general and administrative	5,253	6,808	20,608	23,868
Equipment write-offs	—	8,034	—	8,034
Facility start-up	1,046	9,675	1,404	30,623
Restructuring charges	—	23,134	—	30,413

Total operating expenses	11,144	53,319	42,606	114,977

Operating loss	(4,915)	(51,289)	(25,578)	(96,091)

Other income (expense):
Foreign exchange gains (losses), net	(167)	(2,717)	444	(4,078)
Interest income	3,096	2,691	9,774	12,695
Interest expense	(662)	(3,034)	(3,412)	(5,896)

Other income (expense), net	2,267	(3,060)	6,806	2,721

Loss before equity income from interest in EverQ	(2,648)	(54,349)	(18,772)	(93,370)
Equity income from interest in EverQ	3,436	2,211	2,170	8,435

Net income (loss)	$788	$(52,138)	$(16,602)	$(84,935)

Net income (loss) per share:
Basic	$0.01	$(0.32)	$(0.19)	$(0.65)
Diluted	$0.01	$(0.32)	$(0.19)	$(0.65)

Weighted average shares used in computing basic and diluted net income (loss) per share:
Basic	98,802	161,678	86,799	130,675
Diluted	102,656	161,678	86,799	130,675

Evergreen Solar, Inc. (Nasdaq: ESLR)
Condensed Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	December 31,
	2007	2008
Assets
Current assets:
Cash and cash equivalents	$29,428	$100,888
Marketable securities	70,275	76,621
Restricted cash	41,000	—
Accounts receivable, net of allowances for doubtful accounts	9,297	35,458
Due from Sovello AG	4,331	1,949
Inventory	8,094	23,500
Prepaid cost of inventory	—	11,696
VAT receivable, net	10,549	1,474
Other current assets	9,216	5,723

Total current assets	182,190	257,309

Investment in and advances to EverQ	87,894	115,553
Restricted cash	414	212
Deferred financing costs	1,991	7,494
Loan receivable from silicon supplier	21,904	41,757
Prepaid cost of inventory	143,035	172,193
Fixed assets, net	114,641	403,664
Other assets	1,186	3,579

Total assets	$553,255	$1,001,761

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$32,798	$62,652
Due to Sovello AG	29,615	22,840
Accrued employee compensation	4,875	6,451
Accrued interest	1,969	7,392
Accrued warranty	705	1,182

Total current liabilities	69,962	100,517

Subordinated convertible notes	90,000	—
Senior convertible notes	—	373,750
Deferred income taxes	—	7,815

Total liabilities	159,962	482,082
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized, 102,252,965 and 164,874,850 issued and outstanding at December 31, 2007 and December 31, 2008, respectively	1,023	1,649
Additional paid-in capital	521,695	737,615
Accumulated deficit	(136,280)	(221,215)
Accumulated other comprehensive income	6,855	1,630

Total stockholders’ equity	393,293	519,679

Total liabilities and stockholders’ equity	$553,255	$1,001,761